Exhibit 99.(h)(5)

AMENDED AND RESTATED FUND SERVICES AGREEMENT
BETWEEN

EACH FIRST EAGLE ENTITY SET FORTH ON EXHIBIT A HERETO
AND

JPMORGAN CHASE BANK, N.A.

INVESTOR SERVICES

jpmorgan.com

Table of Contents

1.	INTENTION OF THE PARTIES; DEFINITIONS	1
1.1.	Intention of the Parties	1
1.2.	Definitions; Interpretation	1

2.	WHAT J.P. MORGAN IS REQUIRED TO DO	3
2.1.	The Services	3
2.2.	No Duty to Monitor Compliance	4
2.3.	No Responsibility for Tax Returns	4
2.4.	Storage of Records	4
2.5.	Compliance with Laws and Regulations	4
2.6.	Change Control	4

3.	INSTRUCTIONS	5
3.1.	Acting on Instructions; Method of Instruction; and Unclear Instructions	5
3.2.	Verification and Security Procedures	5
3.3.	Instructions Contrary To Applicable Law/Market Practice	5
3.4.	Cut-Off Times	6
3.5.	Electronic Access	6

4.	FEES AND EXPENSES OWING TO J.P. MORGAN	6
4.1.	Fees and Expenses	6

5.	ADDITIONAL PROVISIONS	7
5.1.	Representations of the Customer and J.P. Morgan	7
5.2.	The Customer to Provide Certain Information to J.P. Morgan	7
5.3.	Information Used to Provide the Service	7
5.4.	Know Your Customer Rules	7

6.	WHERE J.P. MORGAN IS LIABLE TO THE CUSTOMER OR THE FUNDS	8
6.1.	Standard of Care; Liability	8
6.2.	Force Majeure	8
6.3.	J.P. Morgan May Consult with Counsel	8
6.4.	Limitations of J.P. Morgan’s Liability	9

7.	TERM AND TERMINATION	10
7.1.	Term and Termination	10
7.2.	Other Grounds for Termination	10
7.3.	Consequences of Termination	10
7.4.	Transition following Termination	10

8.	MISCELLANEOUS	11
8.1.	Notices	11
8.2.	Successors and Assigns	11
8.3.	Entire Agreement	11
8.4.	Insurance	11
8.5.	Governing Law and Jurisdiction	11
8.6.	Severability; Waiver; and Survival	12
8.7.	Confidentiality	12
8.8.	Use of J.P. Morgan’s Name	13

8.9.	Delegation	13
8.10.	Counterparts	13
8.11.	No Third Party Beneficiaries	13
8.12.	Cyber-security	13
8.13.	Obligations of Each Customer Several; Funds as Customers	13
Exhibit A List of Entities		15
Schedule 1 Accounting and NAV Calculation Services		16
APPENDIX A Net Asset Value Error Correction Policy and Procedures		17
Schedule 2 Fund Administration Services		19
Schedule 3 OTC Derivative Administration Solutions		21
Annex A Electronic Access		22

AMENDED AND RESTATED FUND SERVICES AGREEMENT

This agreement, dated September 9, 2020 (this “Agreement”), is between each entity managed by First Eagle Investment Management, LLC or First Eagle Alternative Credit, LLC, that is set forth on Exhibit A, each of whose principal place of business is at 1345 Avenue of the Americas, New York, NY 10105 (each, the “Customer”), and JPMORGAN CHASE BANK, N.A. with a place of business at 70 Fargo Street, Boston, MA 02210 (“J.P. Morgan”).

1.	INTENTION OF THE PARTIES; DEFINITIONS

1.1.	Intention of the Parties

(a)	Each Customer that is a Fund is a management investment company registered under the Investment Company Act of 1940, with the purpose of investment of its assets in certain types of securities and instruments, as more fully described in the Funds’ Registration Statement, as amended from time to time.

(b)	The Customer has requested J.P. Morgan to provide Accounting and NAV Calculation Services, Fund Administration Services and OTC Derivative Administration Solutions, which J.P. Morgan has agreed to do subject to the terms and conditions appearing in this Agreement and the Schedules hereto. J.P. Morgan will be responsible for the performance of only those duties set forth in this Agreement.

1.2.	Definitions; Interpretation

(a)	As used in this Agreement and the Schedules and Appendices to this Agreement, the following terms have the meaning hereinafter stated.

“Accounting and NAV Calculation Services” means the services described in Schedule 1 Accounting and NAV Calculation Services.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Affiliate” means an entity controlling, controlled by, or under common control with, J.P. Morgan or the Customer, as the case may be.

“Applicable Law” means any applicable statute (including the 1940 Act, the Advisers Act, the Securities Act of 1933, as amended (“1933 Act”) and the Securities Exchange Act of 1934, as amended, (“1934 Act”)), treaty, rule, regulation or law (including common law) and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental entity.

“Articles” means the formation documents (such as articles of incorporation or declaration of trust) of the Customer, as amended from time to time.

“Authorized Person” means any person who has been designated by the Customer (or by any agent designated by the Customer, including the Investment Adviser) to act on behalf of the Customer under this Agreement and any person who has been given an access code by a security administrator appointed by the Customer which allows the provision of Instructions. Such persons will continue to be Authorized Persons until such time as J.P. Morgan receives, and has had reasonable time to act upon, Instructions from the Customer (or its agent) that any such person is no longer an Authorized Person.

“Board” means the board of trustees of the Customer.

“Change” has the meaning given in Section 2.6.

“Change Control” means the process set out in Section 2.6.

 “Change Request” has the meaning given in Section 2.6.

Fund Services Agreement - US Mutual Funds - June 2016

“Confidential Information” means and includes all non-public information concerning the Customer and/or the Funds which J.P. Morgan receives in the course of providing services under this Agreement. Nevertheless, the term Confidential Information shall not include information which is or becomes available to the general public by means other than J.P. Morgan’s breach of the terms of this Agreement or information which J.P. Morgan develops independently without using the Customer’s confidential information or obtains on a non-confidential basis from a person who is not known to be subject to any obligation of confidence to any person with respect to that information.

“Fees” means the payments described in Article 4, to be made by the Customer to J.P. Morgan for the Services.

“Fund Administration Services” means the services described in Schedule 2 Fund Administration Services.

“Fund(s)” means each separate portfolio of the First Eagle Funds and First Eagle Variable Funds.

“Instruction” means an instruction that has been verified in accordance with a Security Procedure or, if no Security Procedure is applicable, which J.P. Morgan believes in good faith to have been given by an Authorized Person.

“Investment Adviser” means any person or entity appointed as investment adviser or manager of any of the Funds, in accordance with the Registration Statement.

“J.P. Morgan Indemnitees” means J.P. Morgan, its Affiliates, and their respective nominees, directors, officers, employees and agents.

“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, taxes (other than taxes based solely on J.P. Morgan’s income) or expenses of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements).

“1940 Act” means the Investment Company Act of 1940, as amended.

“OTC Derivative Administration Solutions” means the services described in Schedule 3 OTC Derivative Administration Solutions.

“OTC Derivative Contract” means any contract of a type that J.P. Morgan, acting reasonably, determines to be an over-the-counter derivative.

“Prospectus” means the prospectus of the applicable Fund as supplemented, updated or amended from time to time.

“Registration Statement” means the registration statement on Form N-1A or Form N-2 of the applicable Fund, filed under the 1933 Act and the 1940 Act, as amended or supplemented, updated or amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Security Procedure” means any security procedure to be followed by Customer upon the issuance of an Instruction and/or by J.P. Morgan upon the receipt of an Instruction, so as to enable J.P. Morgan to verify that such Instruction is authorized, as set forth in the operating procedures documentation in effect from time to time between the parties with respect to the services set forth in this Agreement, or as otherwise agreed in writing by the parties. A Security Procedure may, without limitation, involve the use of algorithms, codes, passwords, encryption and telephone call backs and may be updated by J.P. Morgan from time to time upon notice to the Customer. The Customer acknowledges that Security Procedures are designed to verify the authenticity of, and not detect errors in, Instructions. For the avoidance of doubt, the parties agree that a SWIFT message issued in the name of the Customer through any third party utility agreed upon by the parties as being a method for providing Instructions and authenticated in accordance with that utility’s customary procedures, shall be deemed to be an authorized Instruction; provided that nothing in the foregoing clause shall require Customer to use SWIFT messaging as a method for providing Instructions.

Fund Services Agreement - US Mutual Funds - June 2016

“Service Commencement Date” means the first date on which J.P. Morgan is entitled to receive Fees under this Agreement.

“Services” means the Accounting and NAV Calculation Services, Fund Administration Services, and OTC Derivative Administration Solutions.

“Share Transaction” means a purchase, redemption, repurchase offer, or exchange transaction of Shares.

“Shareholder Records” means the records maintained by the Transfer Agent containing information concerning the Shareholders and Share Transactions.

“Shares” means the shares issued by the Customer or the Funds.

“Shareholder” means a holder of Shares.

(b)	Headings are for reference and convenience only and are not intended to affect interpretation.

(c)	References to articles and sections are to articles and sections of this Agreement and references to sub-sections and paragraphs are to sub-sections of the Sections and paragraphs of the sub-sections in which they appear.

(d)	Unless the context requires otherwise, references in this Agreement to “persons” shall include legal as well as natural entities; references importing the singular shall include the plural (and vice versa); use of the generic masculine pronoun shall include the feminine; use of the term “including” shall be deemed to mean “including but not limited to,” and references to appendices and numbered sections shall be to such addenda and provisions herein; all such addenda are hereby incorporated in this Agreement by reference.

2.	WHAT J.P. MORGAN IS REQUIRED TO DO

2.1.	The Services.

(a)	The Customer hereby appoints J.P. Morgan to act as administrator of and to provide the Services with respect to each of the Customers and J.P. Morgan agrees to act as administrator of and to provide the Services with respect to each of the Customers (subject to any limitations notified by the Customer to J.P. Morgan in writing and subject to any requirements or restrictions imposed on the performance of such functions by any statutory provisions for the time being in force), until this Agreement is terminated as hereinafter provided.

(b)	Customer will endeavor to provide J.P. Morgan with advance notice of material amendments to the Articles, Registration Statement or the Prospectus, and will provide such amendments to J.P. Morgan promptly after effectiveness. J.P. Morgan shall not be required to act in accordance with any amendments to the Articles, Registration Statement or the Prospectus that it does not receive a reasonable amount of time prior to such amendment or revision becoming effective or that are in any way inconsistent with the terms and conditions of this Agreement, but J.P. Morgan will use its best efforts to implement any such amendment. If any such proposed amendment is inconsistent with the terms and conditions of this Agreement, the Customer shall promptly submit a Change Request in accordance Section 2.6.

(c)	J.P. Morgan shall act as an agent of the Customer and/or the Funds solely with respect to the duties of J.P. Morgan described in this Agreement.

(d)	The Customer acknowledges that J.P. Morgan is not providing any legal, tax or investment advice in providing the Services.

Fund Services Agreement - US Mutual Funds - June 2016

2.2.	No Duty to Monitor Compliance.

Each party hereto acknowledges that the duty of J.P. Morgan in its capacity as the provider of any of the Services shall not constitute a duty to monitor the compliance of any other party hereto or their delegates or any other person whatsoever (other than J.P. Morgan or any of its Affiliates or sub-contractors) with any restriction or guideline imposed on any of the Funds or the Investment Adviser by the Registration Statement and any other document, or by law or regulation or otherwise with regard to any of the Funds or the Investment Adviser, except as expressly set forth in this Agreement and further, that the duties of J.P. Morgan in its capacity as the provider of any of the Services, shall not extend to enforcing compliance of any of the Funds, the Investment Adviser, their respective delegates or any other person whatsoever (other than J.P. Morgan or any of its Affiliates or sub-contractors) with any such restrictions or guidelines.

2.3.	No Responsibility for Tax Returns.

Notwithstanding anything herein to the contrary, while J.P. Morgan shall provide the Customer with information regarding taxable events in the United States in relation to the Customer and/or the Funds, J.P. Morgan is not responsible for preparing or filing any tax reports or returns on behalf of the Shareholders or the Funds except as expressly set forth in this Agreement.

2.4.	Storage of Records.

J.P. Morgan is authorized to maintain all accounts, registers, corporate books and other documents on magnetic tape or disc, or on any other mechanical or electronic system; provided that they are capable of being reproduced in legible form in accordance with Applicable Law. All such records for the Funds are the property of the Customer. If requested by Customer, J.P. Morgan shall provide a copy of any and all such records to the Customer. Where any Authorized Person, including any Fund’s auditor, wishes to inspect such documents maintained by J.P. Morgan, J.P. Morgan shall provide legible documents, for the discharge of the Fund’s and its auditors’ legal and regulatory duties. The applicable Funds shall be responsible for the payment of any reasonable research and copying costs associated with any such request, in accordance with J.P. Morgan’s customary practices.

2.5.	Compliance with Laws and Regulations.

J.P. Morgan will comply with Applicable Law in the United States with respect to the provision of the Services. The Customer shall comply (and to cause the Funds to comply) with Applicable Law in the United States and in each state in which the Customer conducts business, to the extent that compliance with such Applicable Law is relevant to the provision or receipt of the Services or the marketing of the Funds.

2.6.	Change Control.

(a)	If either party wishes to propose any amendment or modification to, or variation of, the Services including the scope or details of the Services (a “Change”) then it shall notify the other party of that fact by sending a written request (a “Change Request”) to the party, specifying in as much detail as is reasonably practicable the nature of the Change. J.P. Morgan shall maintain a log of all Change Requests.

(b)	Promptly following the receipt of a Change Request the parties shall agree in writing whether to implement the Change Request, whether the Fees should be modified in light of the change to the Services, and the basis upon which J.P. Morgan will be compensated for implementing the Change Request.

(c)	If a change to Applicable Law requires a change to the provision of the Services, or an increase in J.P. Morgan’s costs or risk associated with provision of the Services, the parties shall follow the

Fund Services Agreement - US Mutual Funds - June 2016

Change Control processes set forth in this Section. J.P. Morgan shall bear its own costs with respect to implementing such a Change Request except that:

(i)	J.P. Morgan shall be entitled to charge the Customer for any changes to software that has been developed or customized for the Customer; and

(ii)	J.P. Morgan shall be entitled to charge the Customer for any changes required as a result of the change in Applicable Law affecting the Customer and/or any of its Funds in a materially different way than it affects J.P. Morgan’s other customers, or which the Customer wishes J.P. Morgan to implement in a way different from what J.P. Morgan reasonably intends to implement for its other customers.

3.	INSTRUCTIONS

3.1.	Acting on Instructions; Method of Instruction; and Unclear Instructions.

(a)	The Customer authorizes J.P. Morgan to accept, rely upon and/or act upon any Instructions received by it without inquiry. The Customer will indemnify the J.P. Morgan Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against the J.P. Morgan Indemnitees as a result of any action or omission taken in accordance with any Instruction unless the Liabilities result from an act of negligence, fraud or willful misconduct on the part of the J.P. Morgan Indemnitees with respect to the manner in which such Instructions are followed.

(b)	J.P. Morgan shall promptly notify an Authorized Person or Shareholder, as applicable, if J.P. Morgan determines that an Instruction does not contain all information reasonably necessary for J.P. Morgan to carry out the Instruction. J.P. Morgan may decline to act upon an Instruction if it does not receive clarification or confirmation satisfactory to it. J.P. Morgan will not be liable for any loss arising from any reasonable delay in carrying out any such Instruction while it seeks such missing information, clarification or confirmation or in declining to act upon any Instruction for which it does not receive clarification satisfactory to it.

(c)	Where reasonably practicable, the Customer will use automated and electronic methods of sending Instructions.

3.2.	Verification and Security Procedures.

(a)	J.P. Morgan and the Customer shall comply with any applicable Security Procedures with respect to the delivery or authentication of Instructions and shall ensure that any codes, passwords or similar devices are reasonably safeguarded.

(b)	Either party may record any of its telephone communications.

3.3.	Instructions Contrary To Applicable Law/Market Practice.

(a)	J.P. Morgan need not act upon Instructions which it reasonably believes to be contrary to law, regulation or market practice but J.P. Morgan shall be under no duty to investigate whether any Instructions comply with Applicable Law or market practice. In the event J.P. Morgan does not act upon such Instructions, J.P. Morgan will promptly notify Customer.

(a)	J.P. Morgan shall not incur liability by refusing in good faith to perform any duty or obligation herein which in its reasonable judgment is improper or unauthorized.

Fund Services Agreement - US Mutual Funds - June 2016

3.4.	Cut-Off Times.

J.P. Morgan has established cut-off times for receipt of Instructions, which will be made available to the Customer. If J.P. Morgan receives an Instruction (other than Instructions relating to a Share Transaction, which shall be processed by J.P. Morgan in accordance with the Registration Statement) after its established cut-off time, J.P. Morgan will attempt to act upon the Instruction on the day requested if J.P. Morgan deems it practicable to do so or otherwise as soon as practicable after that day.

3.5.	Electronic Access.

Access by the Customer to certain applications or products of J.P. Morgan via J.P. Morgan’s web site or otherwise shall be governed by this Agreement and the terms and conditions set forth in Annex A Electronic Access.

4.	FEES AND EXPENSES OWING TO J.P. MORGAN

4.1.	Fees and Expenses.

(a)	The Customer will pay J.P. Morgan for the Services under this Agreement the Fees as set forth in the Fee Schedule as attached hereto, or as otherwise agreed upon in writing between the Customer and J.P. Morgan from time to time. J.P. Morgan may make reasonable amendments to the Fees at any time should either (i) the Customer’s actual investment portfolio and/or trading activity differ significantly from the assumptions used to develop J.P. Morgan’s fee proposal or (ii) the Customer’s service requirements change.

(b)	In addition to the Fees provided for above, the Customer shall be responsible for, and shall reimburse J.P. Morgan for, the payment of all governmental or similar fees, charges, taxes, duties and imposts levied in or by any relevant authority in the United States on or in respect of the Customer and/or any Fund which are incurred by J.P. Morgan. The Customer shall reimburse J.P. Morgan for reasonable out-of-pocket or incidental expenses related to the Funds, including, but not limited to, market data charges, pricing vendors charges, travel costs, telephone, postage and stationery and expenses of a similar nature as J.P. Morgan may incur in the execution of its duties under this Agreement and including the costs and expenses, by the Customer’s request or with the Customer’s agreement, incurred by J.P. Morgan and its agents in determining the value of assets in connection with its duty as the calculator of the Net Asset Value of the Funds or any Shares and in connection with the performance of its duties pursuant to this Agreement. The Customer will pay J.P. Morgan for J.P. Morgan’s other reasonable out-of-pocket or incidental expenses, as may be agreed upon in writing, from time to time.

(c)	Invoices will be payable within thirty (30) days of the date of the receipt of invoice. If the Customer disputes an invoice, it shall nevertheless pay on or before the date that payment is due such portion of the invoice that is not subject to a bona fide dispute. J.P. Morgan may deduct amounts invoiced from the accounts held by J.P. Morgan for the benefit of the Customer except to the extent that the Customer has objected to the invoice within thirty (30) days of the date of receipt of invoice (or such other period as the parties may agree in writing). Without prejudice to J.P. Morgan’s other rights, J.P. Morgan reserves the right to charge interest on overdue amounts from the due date until actual payment at a rate as J.P. Morgan customarily charges for similar overdue amounts.

(d)	J.P. Morgan shall be reasonably compensated, at the customary hourly rates, for remediation efforts conducted by J.P. Morgan at the Customer’s request to review and re-execute certain Instructions.

Fund Services Agreement - US Mutual Funds - June 2016

5.	ADDITIONAL PROVISIONS

5.1.	Representations of the Customer and J.P. Morgan.

(a)	The Customer represents and warrants that (i) assuming execution and delivery of this Agreement by J.P. Morgan, this Agreement is the Customer’s legal, valid and binding obligation, enforceable against the Customer in accordance with its terms, (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement, (iii) there is no material administrative, civil or criminal proceeding pending or, to the knowledge of the Customer, threatened against the Customer, and (iv) it has not relied on any oral or written representation made by J.P. Morgan or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of J.P. Morgan.

(b)	J.P. Morgan represents and warrants that (i) assuming execution and delivery of this Agreement by the Customer, this Agreement is J.P. Morgan’s legal, valid and binding obligation, enforceable against J.P. Morgan in accordance with its terms;(ii) it has full power and authority to enter into, and has taken all necessary corporate action to authorize the execution of, this Agreement; (iii) any and all information J.P. Morgan provided to Customer or its representatives in connection with the Customer’s evaluation of J.P. Morgan’s experience and capabilities to provide the Services was at the time it was provided true, correct and complete in all material respects; and (iv) it has established and maintains and enforces written policies and procedures reasonably designed to prevent material and intentional violations of Applicable Law relating to J.P. Morgan’s duties as a service provider hereunder (including federal securities laws prohibiting unlawful use and disclosure of material, non-public information regarding an issuer (such as Customer) or a security (such as Customer’s shares) by J. P. Morgan as a service provider hereunder.

5.2.	The Customer to Provide Certain Information to J.P. Morgan.

The Customer will promptly provide to J.P. Morgan such information about itself and its financial status as J.P. Morgan may reasonably request, including the Customer’s organizational documents and its current audited and unaudited financial statements, its Registration Statement and any contracts, regulatory documents or opinions from a lawyer or accountant that relate to the Services described in this Agreement.

5.3.	Information Used to Provide the Service.

The Customer agrees with J.P. Morgan that any information the Customer or the Investment Adviser provides to J.P. Morgan pursuant to this Agreement shall be complete and accurate to enable J.P. Morgan to perform its responsibilities pursuant to this Agreement.

5.4.	Know Your Customer Rules.

(a)	J.P. Morgan, by Applicable Law, is required to implement reasonable procedures to verify the identity of a person seeking to commence a commercial relationship with J.P. Morgan. The Customer acknowledges that J.P. Morgan’s identity verification procedures require it to request certain information from the Customer or third parties regarding the Customer. The Customer agrees to provide J.P. Morgan with, and consents to J.P. Morgan obtaining from third parties, any such information as a condition of using any service provided by J.P. Morgan hereunder. To the extent that the Customer fails to provide or to consent to the provision of any such information, such failure shall be grounds for J.P. Morgan to not open any account or provide any Services and/or to close any account or discontinue providing the Services.

Fund Services Agreement - US Mutual Funds - June 2016

6.	WHERE J.P. MORGAN IS LIABLE TO THE CUSTOMER OR THE FUNDS

6.1.	Standard of Care; Liability.

(a)	J.P. Morgan will use reasonable care in performing its obligations under this Agreement. J.P. Morgan will not be responsible for any loss or damage suffered by the Customer or the Funds with respect to any matter as to which J.P. Morgan has satisfied its obligation of reasonable care unless the same results from an act of negligence, fraud or willful misconduct on the part of J.P. Morgan.

(b)	J.P. Morgan will be liable for the Customer’s and/or any Fund’s direct damages to the extent they result from J.P. Morgan’s fraud, negligence, or willful misconduct in performing its duties as set out in this Agreement. Nevertheless, under no circumstances will J.P. Morgan be liable for any indirect, incidental, consequential or special damages (including, without limitation, lost profits or business) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, resulting from J.P. Morgan’s performance under this Agreement, or J.P. Morgan’s role as a service provider to the Customer.

(c)	The Customer will indemnify the J.P. Morgan Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any of the J.P. Morgan Indemnitees in connection with or arising out of J.P. Morgan’s performance under this Agreement, provided the J.P. Morgan Indemnitees have not acted with negligence or engaged in fraud or willful misconduct in connection with the Liabilities in question.

(d)	No Shareholder of the Customer (or any Fund thereof), or any Board trustee, officer, employee or agent of the Customer (or any Fund thereof), shall be subject to claims against or obligations of the Customer (or any Fund thereof) to any extent whatsoever. J.P. Morgan agrees that the obligations assumed by the Customer (or any Fund thereof) under this Agreement shall be limited in all cases to the Customer (and specifically to the relevant Fund and its assets), and J.P. Morgan shall not seek satisfaction of any such obligation from the Shareholders or any Shareholder of the Customer (or the relevant Fund) or from any other Fund of the Customer, or from any Board trustee, officer, employee or agent of the Customer (or any Fund thereof).

6.2.	Force Majeure.

J.P. Morgan will maintain and update from time to time business continuation and disaster recovery procedures with respect to its global business that it determines from time to time meet reasonable commercial standards. J.P. Morgan will have no liability, however, for any damage, loss, expense or liability of any nature that the Customer or any of the Funds may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any governmental authority (de jure or de facto), legal constraint, fraud or forgery (other than on the part of J.P. Morgan or its employees), malfunction of equipment or software (except where such malfunction is primarily and directly attributable to J.P. Morgan’s negligence in maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any cause beyond the reasonable control of J.P. Morgan.

6.3.	J.P. Morgan May Consult with Counsel.

J.P. Morgan will be entitled to rely on, and may act upon the advice of professional advisors in relation to matters of Applicable Law or market practice (which may be the professional advisors of the Customer or the Funds), and shall not be liable to the Customer under this Agreement for any action taken or omitted pursuant to such advice provided that J.P. Morgan has selected and retained such professional advisers using reasonable care and acts reasonably in reliance on the advice.

Fund Services Agreement - US Mutual Funds - June 2016

6.4.	Limitations of J.P. Morgan’s Liability.

(a)	J.P. Morgan may rely on information provided to it by or on behalf of the Funds, or which was prepared or maintained by the Customer or any third party on behalf of the Funds, in the course of discharging its duties under this Agreement. J.P. Morgan shall not be liable to any person for any Liabilities suffered by any person as a result of J.P. Morgan: (i) having relied upon the authority, accuracy, truth or completeness of information including, without limitation, information supplied to J.P. Morgan by the Customer or by the Investment Adviser or any third party (other than an Affiliate or subcontractor of J.P. Morgan involved in the provision of the Services), including but not limited to, information in relation to trades in respect of the Funds or expenses of the Funds; (ii) having relied upon the authority, accuracy, truth and completeness of information furnished to J.P. Morgan by any pricing services, data services, or provider of other market information or information concerning securities held by the Funds.

(b)	J.P. Morgan shall not be liable for any error in data that is transitioned to J.P. Morgan at the time it begins to provide the Services with respect to the Funds provided that J.P. Morgan:

(i)	shall use reasonable efforts to mitigate any Losses arising as a result of any such error of which it is aware; and

(ii)	shall notify the Customer as soon as practicable after becoming aware of the error.

J.P. Morgan and the Customer shall mutually agree on any remediation efforts to correct any such error in data and any compensation to remediate any such error.

(c)	J.P. Morgan shall not be liable for any Liabilities resulting from a failure by any person to provide J.P. Morgan with any information or notice that is reasonably necessary for the provision of the Services save for Liabilities which result directly from an act of negligence, fraud or willful misconduct on the part of the J.P. Morgan Indemnitees. J.P. Morgan shall use reasonable efforts to find alternative sources of information in the event of any such failure. In the event of any such failure that may affect the performance of the Services, J.P. Morgan shall promptly notify the Customer.

(d)	J.P. Morgan shall not be liable for any Liabilities whatsoever incurred or suffered by any party hereto, whether on their own account or for the account of the Funds, as a result of the failure of the Customer or its agents, officers or employees to comply with the laws or regulations of any jurisdiction in which Shares are offered.

(e)	J.P. Morgan’s responsibilities with respect to the correction of an error in calculating the net asset value of any Fund shall be subject to the NAV correction policy and procedures attached to this Agreement as APPENDIX A Net Asset Value Error Correction Policy and Procedures to Schedule 1 of this Agreement.

(f)	The Customer agrees that the accounting reports provided by J.P. Morgan, as well as any share class or other similar reports, are to enable the Customer to fulfill its statutory reporting and investor subscription/redemption obligations, and are not for investment, treasury or hedging purposes. Accordingly, notwithstanding any other provision in this Agreement, the Customer agrees that J.P. Morgan shall have no liability whatsoever for any Liabilities incurred by the Customer as result of use of the accounting reports for investment, treasury or hedging purposes, including, but not limited to, for the purpose of currency overlay transactions.

Fund Services Agreement - US Mutual Funds - June 2016

7.	TERM AND TERMINATION

7.1.	Term and Termination

The initial term of this Agreement shall be for a period of five (5) years following the date on which J.P. Morgan commenced providing services under the Agreement (the “Initial Term”). Following the Initial Term, the Customer may terminate this Agreement by giving not less than ninety (90) days’ prior written notice to J.P. Morgan. J.P. Morgan may terminate this Agreement on one hundred and eighty (180) days’ prior written notice to the Customer. The Customer may terminate this Agreement at any time during the Initial Term by giving not less than ninety (90) days’ prior written notice to J.P. Morgan upon payment of a termination fee. During the first and second years of the Initial Term, the termination fee will be an amount equal to the lesser of (i) $1.5 million and (ii) six (6) times the average monthly fees paid during the six (6) month period prior to the Customer’s notice of termination, or since the date on which J.P. Morgan commenced providing services under this Agreement if such period is less than six (6) months. During the third year of the Initial Term, the termination fee will be an amount equal to the lesser of (i) $1 million and (ii) four (4) times the average monthly fees paid during the four (4) month period prior to the Customer’s notice of termination. During the fourth and fifth year of the Initial Term, the termination fee will be zero.

7.2.	Other Grounds for Termination.

(a)	In the event of the termination of the custody agreement between J.P. Morgan and the Customer, J.P. Morgan may terminate this Agreement in whole or in part and cease to provide the Services simultaneously with the transition of the assets of the Customer to a successor custodian, provided that if the Agreement is terminated during the initial term, the termination fee described in Section 7.1 shall apply.

(b)	Notwithstanding Section 7.2(a), either party may terminate this Agreement immediately upon written notice to the other party following the occurrence of any of the following:

(i)	the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure;

(ii)	the relevant federal or state authority withdrawing its authorization of either party; or

(iii)	the other party committing any material breach of this Agreement and failing to remedy such breach (if capable of remedy) within 90 days of being given written notice of the material breach, unless the parties agree to extend the period to remedy the breach.

7.3.	Consequences of Termination.

Termination of this Agreement under the provisions of this Article 7 will be without prejudice to the performance of any party’s obligations under this Agreement with respect to all outstanding transactions at the date of termination.

7.4.	Transition following Termination.

As soon as reasonably practicable following its resignation or termination of appointment becoming effective and subject to payment of any amount owing to J.P. Morgan under this Agreement, J.P. Morgan agrees to transfer such records and related supporting documentation as are held by it under this Agreement, to any replacement provider of the Services or to such other person as the Customer may direct. Except as otherwise provided in Section 7.2, J.P. Morgan shall provide the Services until a replacement administrator is in place, subject to the terms and conditions of this Agreement (including Article 4). J.P. Morgan will also provide reasonable assistance to its successor, for such transfer, subject to the payment of such reasonable expenses and charges as J.P. Morgan customarily charges

Fund Services Agreement - US Mutual Funds - June 2016

for such assistance. The Customer undertakes to use its best efforts to appoint a new administrative service provider as soon as possible.

8.	MISCELLANEOUS

8.1.	Notices.

Notices pursuant to Article 7 of this Agreement shall be sent or served by registered mail, nationally recognized delivery services, such as Federal Express (FedEx) or United Parcel Service (UPS), etc., courier services or hand delivery to the address of the respective parties as set out on the first page of this Agreement, unless notice of a new address is given to the other party in writing. Notice will not be deemed to be given unless it has been received.

8.2.	Successors and Assigns.

This Agreement will be binding on each of the parties hereto and their respective successors and assigns. The parties agree that neither party can assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed; except J.P. Morgan may assign this Agreement without Customer’s consent to (a) any Affiliate of J.P. Morgan or (b) in connection with a merger, reorganization, stock sale or sale of all or substantially all of J.P. Morgan’s fund servicing business.

8.3.	Entire Agreement.

This Agreement, including any Schedules, Exhibits, Appendices and Annexes, sets out the entire Agreement between the parties in connection with the subject matter hereof, and this Agreement supersedes any other agreement, statement, or representation relating to the Services under this Agreement, whether oral or written. Amendments must be in writing and signed by both parties.

8.4.	Insurance.

The Customer acknowledges that J.P. Morgan will not be required to maintain any insurance coverage specifically for the benefit of the Customer or the Funds. J.P. Morgan will, however, provide summary information of its own general insurance coverage to the Customer upon written request.

8.5.	Governing Law and Jurisdiction.

This Agreement will be construed, regulated and administered under the laws of the United States or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum. The United States District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have the proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby. To the extent that in any jurisdiction the Customer or J.P. Morgan may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Customer or J.P. Morgan (as applicable) shall not claim, and it hereby irrevocably waives, such immunity.

Fund Services Agreement - US Mutual Funds - June 2016

8.6.	Severability; Waiver; and Survival.

(a)	If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b)	Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

(c)	The parties’ rights, protections, and remedies under this Agreement shall survive its termination.

8.7.	Confidentiality.

(a)	Subject to Section 8.7(b), J.P. Morgan will hold all Confidential Information in confidence with the same level of care as if such Confidential Information was its own and will not disclose any Confidential Information except as may be required by Applicable Law, a regulator with jurisdiction over J.P. Morgan’s business, or with the consent of the Customer provided that prior to disclosing any such Confidential Information pursuant to Applicable Law or as required by any such regulator in connection with a request for information specific to Customer, J.P. Morgan shall provide Customer with written notice within a reasonable time prior to disclosing Confidential Information to the extent practicable and legally permissible in order to permit Customer to seek a protective order prohibiting the disclosure of such Confidential Information.

(b)	The Customer authorizes J.P. Morgan to disclose Confidential Information to:

(i)	any subcontractor, agent, service provider, vendor or any other person that J.P. Morgan believes is reasonably required in connection with J.P. Morgan’s provision of relevant services under this Agreement;

(ii)	its professional advisors, auditors or public accountants;

(iii)	its branches and J.P. Morgan Affiliates; and

(iv)	any revenue authority or any governmental entity in relation to the processing of any tax claim.

Except where J.P. Morgan is instructed to provide Confidential Information to a party designated by the Funds, J.P. Morgan agrees that any person to whom it discloses any Confidential Information pursuant to clauses (i), (ii), or (iii) above has agreed to keep such Confidential Information confidential or has an internal policy to keep confidential client information confidential to the same extent as required of J.P. Morgan pursuant to this Agreement and J.P. Morgan shall be responsible and liable for any breach of confidentiality by any such person, except in the case of disclosure required by Applicable Law.

(c)	Except as (i) otherwise required by Applicable Law, (ii) required for disclosure in the Customer’s Registration Statement, or (iii) needed to enforce the terms of this Agreement, the parties shall hold the terms and conditions of this Agreement, including, without limitation, any commercial terms, in confidence.

Fund Services Agreement - US Mutual Funds - June 2016

8.8.	Use of J.P. Morgan’s Name.

The Customer agrees not to use (or permit the use of) J.P. Morgan’s name in any document, publication or publicity material relating to the Customer or the Funds, including but not limited to notices, sales literature, stationery, advertisements, etc., without the prior consent of J.P. Morgan (which consent shall not be unreasonably withheld), provided that no prior consent is needed if the document in which J.P. Morgan’s name is used merely states that J.P. Morgan is acting as administrator to the Funds.

8.9.	Delegation.

J.P. Morgan may delegate to a reputable agent any of its functions herein. However, J.P. Morgan will remain responsible to the Funds for any such delegation. To the extent reasonably practicable, J.P. Morgan will consult with the Customer before it implements the delegation of a material portion of the Services.

8.10.	Counterparts.

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

8.11.	No Third Party Beneficiaries.

A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

8.12.	Cyber-security.

J.P. Morgan will implement and maintain an information security program to safeguard customer information, and will provide Customer with a written summary of such program upon request.

8.13.	Obligations of Each Customer Several; Funds as Customers.

(a)	Although each Customer and J.P. Morgan are entering into this agreement for convenience, each Customer and J.P. Morgan intend that this Agreement constitute a separate agreement between each Customer and J.P. Morgan such that each reference to Customer shall be read solely as a reference to a single entity.

(b)	J.P. Morgan acknowledges and agrees that the obligations assumed by the Customer hereunder shall be limited in all cases to the assets of the Customer and that J.P. Morgan may not seek satisfaction of any such obligation from the officers, agents, employees, trustees, directors or shareholders of the Customer or of any other Customer hereto, and to the extent such trustees or officers are regarded as entering into this Agreement, they do so only as trustees or officers and not individually and that the obligations of this Agreement are not binding upon any such trustee, officer, employee or shareholder individually, but are binding only upon the assets and property of such Customer. J.P. Morgan hereby agrees that such trustees, officers, employees or shareholders shall not be personally liable under this Agreement and that J.P. Morgan shall look solely to the property of the Customer for the performance of the Agreement or payment of any claim under the Agreement.

8.14	Additional Customers.

(a)	Any additional entity (each an “Additional Customer”) may be added to this Agreement as a Customer upon execution of this Agreement by J.P. Morgan and such Additional Customer. Any such joinder shall not require the prior written approval of, or the execution of any amendment to this Agreement by, any other Customer.

(b)	Following the execution of this Agreement by J.P. Morgan an Additional Customer (i) each Additional Customer shall automatically be and become a party to this Agreement as a “Customer” hereunder with the same force and effect as if originally named herein as a Customer; (ii) without limiting the generality of the foregoing, each Additional Customer hereby shall expressly assume all obligations and liability of a Customer under this Agreement; and (iii) Exhibit A to this Agreement shall be automatically amended and restated to include each Additional Customer.

Fund Services Agreement - US Mutual Funds - June 2016

AS WITNESS the hand of the duly authorized officers of the parties hereto:

FIRST EAGLE FUNDS, on behalf of the separate portfolios listed on Exhibit A		FIRST EAGLE VARIABLE FUNDS, on behalf of the separate portfolios listed on Exhibit A

By:		By:
Name:	David O’Connor	Name:	Joseph Malone
Title:	General Counsel	Title:	CFO First Eagle Funds

FIRST EAGLE GLOBAL CAYMAN FUND, LTD.		FIRST EAGLE OVERSEAS CAYMAN FUND, LTD.
By:		By:
Name:	Joseph Malone	Name:	Joseph Malone
Title:	SVP	Title:	SVP

FIRST EAGLE US VALUE CAYMAN FUND, LTD.		FIRST EAGLE GOLD CAYMAN FUND, LTD.

By:		By:
Name:	Joseph Malone	Name:	Joseph Malone
Title:	SVP	Title:	SVP

FIRST EAGLE CREDIT OPPORTUNITIES FUND

By:
Name	: David O’Connor
Title:	General Counsel	JPMORGAN CHASE BANK, N.A.

By:
		Name:	Kevin Powers
		Title:	Executive Director

Fund Services Agreement - US Mutual Funds - June 2016 Page 14

AS WITTNESS the hand of the duly authorized officers of the parties hereto:

FIRST EAGLE CREDIT OPPORTUNITIES
FUND SPV, LLC

By:
Name:	Joseph Malone
Title:	SVP
Date:	2/5/21

JPMORGAN CHASE BANK, N.A.

By:
	Name:	Gregory Cook
	Title:	Executive Director
	Date:	February 8, 2021

Fund Services Agreement – U.S. Mutual Funds – June 2016 Page 14

AS WITNESS the hand of the duly authorized officers of the parties hereto

FIRST EAGLE GLOBAL REAL ASSETS FUND		FIRST EAGLE GLOBAL REAL ASSETS CAYMAN FUND, LTD.

By:		By:
Name:	Joseph Malone	Name:	Joseph Malone
Title:	SVP	Title:	SVP
Date:	11/30/21	Date:	11/30/21

JPMORGAN CHASE BANK, N.A.

By:
Name:	Gregory Cook
Title:	Executive Director
Date:	December 8, 2021

with respect to the addition of the above Additional Customer pursuant to Section 8.14(a) hereof.

AS WITNESS the hand of the duly authorized officers of the parties hereto

FIRST EAGLE U.S. SMID CAP OPPORTUNITY FUND

By:
Name:	Joseph Malone
Title:	SVP
Date:	June 29, 2022

JPMORGAN CHASE BANK, N.A.

By:
Name:	Gregory Cook
Title:	Executive Director
Date:	June 29, 2022

with respect to the addition of the above Additional Customer pursuant to Section 8.14(a) hereof.

EXHIBIT A
LIST OF ENTITIES

(as of the date last signed)

First Eagle Funds

First Eagle Global Fund

First Eagle Overseas Fund

First Eagle U.S. Value Fund

First Eagle Gold Fund

First Eagle Global Income Builder Fund

First Eagle High Yield Fund

First Eagle Fund of America

First Eagle Small Cap Opportunity Fund

First Eagle Global Real Assets Fund

First Eagle U.S. Smid Cap Opportunity Fund

First Eagle Variable Funds

First Eagle Overseas Variable Fund

First Eagle Global Cayman Fund, Ltd.

First Eagle Overseas Cayman Fund, Ltd.

First Eagle US Value Cayman Fund, Ltd.

First Eagle Gold Cayman Fund Ltd.

First Eagle Credit Opportunities Fund

First Eagle Global Real Assets Cayman Fund, Ltd.

Schedule 1 Accounting and NAV Calculation Services

▪	NAV calculation/fund valuation:
	—	Calculation of NAV based on a single valuation per day
	—	Standard transactional and NAV materiality thresholds
	—	Share class accounting with market standard allocation methodology
	—	Support both GAAP and tax-based records
	—	Utilizing standard NAV delivery timeframes
▪	Asset pricing and reporting
	—	Standard automated vendor inputs, including international fair valuation
	—	Standard valuation oversight reporting (e.g., fair value reports, broker prices, etc.)
▪	Capital stock processing and reconciliation
	—	Automated data files from transfer agent using market standard formats
	—	Automated NAV transmissions to transfer agent using market standard formats
▪	Cash availability reporting for money market funds
▪	Portfolio trades processing
	—	Market standard automated trade files
▪	Corporate actions processing
▪	Portfolio income recognition
▪	Automated expense processing
▪	Cash Reconciliations
▪	Asset reconciliations
▪	NAV dissemination
	—	-Standard JP Morgan automated tools and reporting
▪	Audit reporting and coordination
	—	External audit, SSAE16, and client due diligence coordination
▪	Standard accounting data extracts
▪	ASC 820 and 815 support
▪	Standard client reporting
	—	Standard end-of-day accounting information
	—	Standard risk oversight reporting (e.g.. aged receivables, stale prices, etc.) using Views Portfolio Reporting (VPR)

Fund Services Agreement - US Mutual Funds - June 2016

APPENDIX A Net Asset Value Error Correction Policy and Procedures

1.	As used in this Agreement and the Schedules and Appendices to this Agreement, the following terms have the meaning hereinafter stated:

“NAV Error” is defined as one or more errors in the computation of net asset value which, when considered cumulatively, result in a difference between the originally computed NAV and the corrected NAV of at least $0.010 per share. This computation is based upon the actual difference and is not based upon the rounding of the NAV to the nearest cent per share.

“Per Share NAV Error” is the difference between the originally computed per share NAV, and the amount that would have been computed had the errors not occurred.

“NAV Error Period” comprises those days during which a NAV Error existed.

“Fund Loss” refers to a situation where a Fund has either paid excessive redemption proceeds as a result of an overstatement of the NAV or received insufficient subscription proceeds as a result of an understatement of the NAV. When such a Fund Loss occurs, the individual Shareholders effecting transactions received a corresponding benefit (a “Shareholder Benefit”).

“Fund Benefit” means a situation where a Fund has either paid insufficient redemption proceeds as a result of an understatement of NAV or received excessive subscription proceeds as a result of an overstatement of NAV. When such a Fund Benefit occurs, the individual Shareholders effecting transactions suffer a corresponding loss (a “Shareholder Loss”).

The term “responsible person” means a person who, by virtue of negligence, fraud, or willful misconduct, caused or contributed to an NAV Error.

2.	The following Procedures will be utilized by J.P. Morgan with respect to NAV Error corrections:

(a)	If the error in the computation of the net asset value is less than $0.010 per share, no action shall be taken. At the request of Customer, J.P. Morgan will prepare and deliver a written memo to the Customer explaining the cause of error and any remediation.

(b)	If a Per Share NAV Error is less than one half of one percent of the originally computed Per Share NAV, J.P. Morgan, on behalf of the Funds, will determine whether total Fund Losses exceeded total Fund Benefits for the NAV Error Period. If the Fund incurred a net loss, the Customer will be responsible for obtaining reimbursement for such loss from the responsible person or persons. If the Fund had a net benefit, no action need be taken; however, such net benefit should not be carried forward to any analyses performed in the future for other NAV Errors that may arise.

(c)	If the Per Share NAV Error equals or exceeds one half of one percent of the originally computed per share NAV, 1) account adjustments should be made to compensate Shareholders for Shareholder Losses, and 2) the Customer will be responsible for obtaining reimbursement for such loss from the responsible person or persons for Fund Losses.

(i)	With respect to individual Shareholder Losses, the Customer will be responsible for causing the Fund (or responsible party) to pay to individual Shareholders any additional redemption proceeds owed and either refund excess subscription monies paid or credit the Shareholder account as of the date of the NAV Error, for additional shares. Nevertheless, no correction of a given individual Shareholder account shall be made unless the applicable Shareholder Loss for such Shareholder equals or exceeds a de minimis amount of $20.

(ii)	With respect to Fund Losses, the Customer will be responsible for causing either the responsible person or persons or the individual Shareholders to reimburse the Fund for the

Fund Services Agreement - US Mutual Funds - June 2016

amount of the Fund’s Losses. (Note that there is no netting of Fund Losses (as described in (c)(i)above) where the error equals or exceeds ½ of 1% of NAV, to the extent benefits were paid out by the Fund to Shareholders as account adjustments).

(d)	In the case of an error that fluctuates above and below one half of one percent, individual Shareholder adjustments should be effected for those days where the NAV Error was equal to or exceeded one half of one percent. With respect to the remaining days, the Fund level process described above in Section 2(b) may be applied.

(e)	If there is a subsequent discovery of an error which affects a NAV Error Period that had previously been corrected in the manner described above, the subsequently discovered NAV Error should be analyzed in isolation without taking into consideration the previously corrected NAV Errors.

(f)	In cases where a NAV Error has occurred, the Customer, upon J.P. Morgan’s request, will instruct the Transfer Agent to reprocess transactions and to adjust each Shareholder’s Shares upwards or downwards accordingly, at the expense of the responsible person or persons. If the Transfer Agent does not agree to reprocess transactions resulting from a NAV Error for which J.P. Morgan is a responsible person, J.P. Morgan’s liability will be limited to the amount it would have been liable for had the reprocessing occurred.

(g)	In cases where J.P. Morgan is not the responsible person with regard to an NAV Error, J.P. Morgan shall be entitled to reasonable compensation for the work it performs with respect to the remediation of the NAV Error.

(h)	In cases where J.P. Morgan is a responsible person with regard to an NAV Error, but not the sole responsible person, the Fund, to the extent customary under industry practice, shall seek recovery from each such responsible person, for its proportional share of the applicable Fund Loss or Shareholder Loss.

(i)	Subject to the other provisions of this Appendix and to the terms and conditions of this Agreement, in connection with any NAV Error caused by J.P. Morgan’s fraud, negligence, or willful misconduct, for which J.P. Morgan is not otherwise excused under this Agreement, J.P. Morgan shall pay to the Customer (i) the applicable Fund Loss or Shareholder Loss resulting from such NAV Error, and (ii) any other Liabilities incurred by the Customer as a result of, or in connection with, such NAV Error, including any such Liabilities incurred in complying with the requirements of this Appendix.

Fund Services Agreement - US Mutual Funds - June 2016

Schedule 2 Fund Administration Services

Fund Expense Administration

▪	Prepare fund expense budgets (monthly and annually)
	—	Annual budgets
	—	Quarterly and monthly adjustments as required
	—	True-ups and other expense adjustments as required
▪	Expense cap and basis point analysis (monthly and annually)
	—	By class and by contractual fee (12b-1, advisory, administration, etc.) type (twice a month)
▪	Fund invoice payments
	—	Validate, approve and process fund invoices upon receipt
	—	Asset-based fee payments (management fees, distribution fees, etc.)
▪	Periodic multi-class dividend distributions (monthly, quarterly, annually)
	—	Calculation, verification, and communication of income, capital gains, excise, special distributions and income projections
▪	Performance (NAV total return) reporting
	—	Before tax calculations
	—	Core performance reporting utilizing Unity Performance with Core frequency
▪	Standard survey preparation and dissemination
▪	Preparation and dissemination of vendor/trustee 1099-Misc Forms (annually)
▪	Preparation and dissemination of ICI primary and secondary reporting (annually)
	—	Including treasury income and asset tests
▪	Preparation and filing of Form 24F-2 (annually)
▪	Calculation of portfolio turnover and cost rollforward (semi-annually and annually)
▪	Financial Statement and prospectus/statement of additional income (SAI) support (annually)
	—	Calculate and provide specific financial and compliance data to support financial statement process
▪	Quarterly Board materials
	—	Standard Financial Administration-related board materials utilizing Investor Services-resident data
	—	Standard report package includes:
a.	Broker Commission
b.	Top 10 Holdings
c.	Top 10 Industries
d.	144A Illiquid Reporting

Compliance Services

▪	1940 Act compliance monitoring
	—	Portfolio diversification 5b-1
	—	Industry concentration 8b-1 using standard industry schema
	—	Borrowing provision 18f-1 (300% leverage)
	—	Illiquid securities 22e
	—	Securities Related Businesses 12d3
	—	Investment Companies 12d-1
▪	Voting shares 12d2
	—	Investment Company Names test 35d1
	—	Perform research into daily results
▪	Communication of compliance monitoring results
	—	Communication of warnings and violations as applicable
▪	Breach review – investigation and research of potential warnings and violations

Fund Services Agreement - US Mutual Funds - June 2016

▪	Prospectus / Statement of Additional Information (SAI) Monitoring
	—	Communication of compliance monitoring results
	—	Communication of warnings and violations as applicable
	—	Breach review – investigation and research of potential warnings and violations
▪	Update Prospectus / SAI rules as required (per client instruction)
▪	IRS Subchapter M Diversification testing
	—	Diversification testing under Section 851(b)(3) for Mutual Funds
	—	Diversification testing under Section 817(h) for Variable Annuities
	—	50% Tax Exempt Test under Section 852(b)(5) for tax-exempt (Municipal) Funds
	—	90% Gross Income testing under Section 851(b)(2)
▪	Communication of warnings and violations where required and cure analysis
▪	Core Compliance-related board materials utilizing IS-resident data
▪	Look-through for fund of funds custodied at JP Morgan
▪	10666 (Section 18) asset coverage testing

Delivery of Standard Reporting Package

Financial Reporting Services

▪	Preparation and review of semi- and annual- financial statements with 60 day turnaround time
	—	Creation, distribution, and review of up to3 production drafts
▪	Preparation, review, and coordination with printer of Form N-CSR
	—	Prepare and review line item 1 of Form N-CSR and assist in the coordination and filing
▪	Preparation, review, and coordination of filing of Form N-Q
	—	Creation, distribution, and review of up to 2-3 production drafts
▪	Preparation, review, and filing of Form N-SAR
▪	Provide audit coordination support
▪

Fund Services Agreement - US Mutual Funds - June 2016

Schedule 3 OTC Derivative Administration Solutions

OTC Derivatives Accounting

Base Position Management

▪	Calculation of cash flow events for supported instruments or receipt of cash events for non-supported instruments
▪	Processing of OTC valuation and cash data into the J.P. Morgan accounting system
▪	Reconciliation of J.P. Morgan accounting system OTC positions to the client or client’s fund manager
▪	Reconciliation of the J.P. Morgan accounting system OTC positions, fees and coupons to the Clearing Broker
▪	Cash break management in relation to the accounting ledger
▪	Sourcing Valuation on a directed frequency from the Investment Manager

OTC Derivative Trade and Instruction Capture

Trade and Instruction Capture Management
▪	Trade capture via FpML and / or J.P. Morgan pre-formatted .CSV template – full trade data to be supplied

Valuation - Provision of a Third Party Provided Valuation

Lifecycle and Position Management
▪	Sourcing of OTC derivative valuation from a relevant third party pricing provider –single source
▪	Entry of Clearing House sourced OTC derivative valuation into the J.P. Morgan accounting system
▪	Standard Client Reporting
▪	Dual sourcing – available, subject to an additional fee

Fund Services Agreement - US Mutual Funds - June 2016

Annex A Electronic Access

1.	J.P. Morgan may permit the Customer and its Authorized Persons to access certain electronic systems and applications (collectively, the “Products”) and to access or receive electronically Data (as defined below) in connection with the Agreement. J.P. Morgan may, from time to time, introduce new features to the Products or otherwise modify or delete existing features of the Products in its sole discretion. J.P. Morgan shall endeavor to give the Customer reasonable notice of its termination or suspension of access to the Products, but may do so immediately if J.P. Morgan determines, in its sole discretion, that providing access to the Products would violate Applicable Law or that the security or integrity of the Products is at risk. Access to the Products shall be subject to the Security Procedures.

2.	In consideration of the fees paid by the Customer to J.P. Morgan and subject to any applicable software license addendum in relation to J.P. Morgan-owned or sublicensed software provided for a particular application and Applicable Law, J.P. Morgan grants to the Customer a non-exclusive, non-transferable, limited and revocable license to use the Products and the information and data made available through the Products or transferred electronically (the “Data”) for the Customer’s internal business use only. The Customer may download the Data and print out hard copies for its reference, provided that it does not remove any copyright or other notices contained therein. The license granted herein will permit use by the Customer’s Authorized Person, provided that such use shall be in compliance with the Agreement, including this Annex. The Customer acknowledges that elements of the Data, including prices, corporate action information, and reference data, may have been licensed by J.P. Morgan from third parties and that any use of such Data beyond that authorized by the foregoing license, may require the permission of one or more third parties in addition to J.P. Morgan.

3.	The Customer acknowledges that there are security, corruption, transaction error and access availability risks associated with using open networks such as the internet, and the Customer hereby expressly assumes such risks. The Customer is solely responsible for obtaining, maintaining and operating all software (including antivirus software, anti-spyware software, and other internet security software) and personnel necessary for the Customer to access and use the Products. All such software must be interoperable with J.P. Morgan’s software. Each of the Customer and J.P. Morgan shall be responsible for the proper functioning, maintenance and security of its own systems, services, software and other equipment.

4.	In cases where J.P. Morgan’s web site is unexpectedly down or otherwise unavailable, J.P. Morgan shall, absent a force majeure event, provide other appropriate means for the Customer or its Authorized Persons to instruct J.P. Morgan or obtain reports from J.P. Morgan. J.P. Morgan shall not be liable for any Liabilities arising out of the Customer’s use of, access to or inability to use the Products via J.P. Morgan’s web site in the absence of J.P. Morgan’s gross negligence or willful misconduct.

5.	Use of the Products may be monitored, tracked, and recorded. In using the Products, the Customer hereby expressly consents to such monitoring, tracking, and recording. Individuals and organizations should have no expectation of privacy unless local law, regulation, or contract provides otherwise. J.P. Morgan shall own all right, title and interest in the data reflecting the Customer usage of the Products or J.P. Morgan’s web site (including, but not limited to, general usage data and aggregated transaction data). J.P. Morgan may use and sublicense data obtained by it regarding the Customer’s use of the Products or J.P. Morgan’s web site, as long as J.P. Morgan does not disclose to others that the Customer was the source of such data or the details of individual transactions effected using the Products or web site.

6.	The Customer shall not knowingly use the Products to transmit (i) any virus, worm, or destructive element or any programs or data that may be reasonably expected to interfere with or disrupt the Products or servers connected to the Products; (ii) material that violates the rights of another, including but not limited to the intellectual property rights of another; and (iii) “junk mail”, “spam”, “chain letters” or unsolicited mass distribution of e-mail.

Fund Services Agreement - US Mutual Funds - June 2016

7.	The Customer shall promptly and accurately designate in writing to J.P. Morgan the geographic location of its users upon written request. The Customer further represents and warrants to J.P. Morgan that the Customer shall not access the service from any jurisdiction which J.P. Morgan informs the Customer or where the Customer has actual knowledge that the service is not authorized for use due to local regulations or laws, including applicable software export rules and regulations. Prior to submitting any document which designates the persons authorized to act on the Customer’s behalf, the Customer shall obtain from each individual referred to in such document all necessary consents to enable J.P. Morgan to process the data set out therein for the purposes of providing the Products

8.	The Customer will be subject to and shall comply with all applicable laws, rules and regulations concerning restricting collection, use, disclosure, processing and free movement of the Data (collectively, the “Privacy Regulations”). The Privacy Regulations may include, as applicable, the Federal “Privacy of Consumer Financial Information” Regulation (12 CFR Part 30), as amended from time to time, issued pursuant to Section 504 of the Gramm-Leach-Bliley Act of 1999 (15 U.S.C. §6801, et seq.), the Health and Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d), The Data Protection Act 1998 and Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to processing of personal data and the free movement of such data.

9.	The Customer shall be responsible for the compliance of its Authorized Persons with the terms of the Agreement, including this Annex

Fund Services Agreement - US Mutual Funds - June 2016